CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated May 31, 2002, relating to the financial statements and financial highlights, which appears in the April 30, 2002 Annual Report to Shareholders of INVESCO Mid-Cap Growth Fund (formerly Pell Rudman Mid-Cap Growth Portfolio, one of the portfolios constituting INVESCO Counselor Series, Inc.) and of our report dated September 3, 2002, relating to the financial statements and financial highlights, which appears in the July 31, 2002 Annual Report to Shareholders of INVESCO Stock Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
September 26, 2002